As filed with the Securities and Exchange Commission on August 24, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55F, Ping An Financial Center

No. 5033 Yitian Road, Futian District

Shenzhen, Guangdong

People’s Republic of China

+(852) 3762-9357

(Address of Principal Executive Offices and Zip Code)

OneConnect Financial Technology Co., Ltd.
Stock Incentive Plan (Amendment and Restatement of the Stock Incentive Plan 2017)

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

+ 1-800-221-0102

(Telephone number, including area code, of agent for service)

Copies to:

Wei Jye Jacky Lo
Chief Financial Officer	Shuang Zhao, Esq.
OneConnect Financial Technology Co., Ltd.	Cleary Gottlieb Steen & Hamilton LLP
55F, Ping An Financial Center, No. 5033 Yitian Road	c/o 37th Floor, Hysan Place
Futian District, Shenzhen, Guangdong	500 Hennessy Road
The People’s Republic of China	Causeway Bay, Hong Kong
+(852) 3762-9357	+852 2532 3783

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value US$0.00001 per share, currently subject to options outstanding under the 2019 Plan	20,603,727	$2.96	(3)	$60,987,031.92	$7,916.12
Ordinary shares, par value US$0.00001 per share, currently subject to performance share units (“PSUs”) outstanding under the 2019 Plan	2,479,000	$6.87	(4)	$17,030,730.00	$2,210.59
Ordinary shares, par value $0.00001 per share, currently available for issuance under the 2019 Plan	43,088,873	$6.87	(4)	$296,020,557.51	$38,423.47
Total	66,171,600	N/A		$374,038,319.43	$48,550.18

(1)          The securities to be registered hereby may be represented by American depositary shares, or ADSs, of OneConnect Financial Technology Co., Ltd (the “Registrant”). Each ADS represents three ordinary shares, par value of US$0.00001 per share, of the Registrant (the “Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-235321).

Represent the numbers of Ordinary Shares of the Registrant (a) currently subject to options outstanding under the OneConnect Financial Technology Co., Ltd. Stock Incentive Plan (Amendment and Restatement of the Stock Incentive Plan 2017) (the “2019 Plan”), (b) currently subject to PSUs outstanding under the 2019 Plan, and (c) currently available for issuance under the 2019 Plan, are each calculated as of August 20, 2020.

(2)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also includes an indeterminate number of additional Registrant’s Ordinary Shares which may be offered and issued under the 2019 Plan to prevent dilution from stock splits, stock dividends, or similar transactions as provided in the 2019 Plan.

(3)          Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on $2.96 per Ordinary Share (converted to U.S. dollars at RMB6.9501 to US$1.00, the noon buying rate on August 14, 2020 set forth in the H.10 statistical release of the U.S. Federal Reserve Board), which represents the weighted average per Ordinary Share exercise price of the options outstanding under the 2019 Plan as of August 20, 2020.

(4)          Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on $6.87 per Ordinary Share, which represents the average of the high and low sales prices for the Registrant’s ADSs as reported on the New York Stock Exchange on August 20, 2020, which is within five (5) business days prior to the date of this registration statement, and adjusted for the Ordinary Share-to-ADS ratio.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the 2019 Plan covered by this registration statement, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                        The Registrant’s annual report on Form 20-F (File No. 001-39147) for the year ended December 31, 2019, filed with the Commission on April 28, 2020; and

(b)                        The description of the Registrant’s Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-39147) filed with the SEC on December 2, 2019, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s third amended and restated memorandum and articles of association provide for indemnification of directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning the Registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-234666), the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-234666), also provides for indemnification of the Registrant and its officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index beginning on page 3 of this registration statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ONECONNECT FINANCIAL TECHNOLOGY CO., LTD.

EXHIBIT INDEX

Exhibit Number	Description

4.1

Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1 (File No. 333 234666), as amended, initially filed with the Commission on November 13, 2019)

4.2

English translation of 2019 Plan of the Registrant (incorporated herein by reference to Exhibit 10.19 to the registration statement on Form F-1 (File No. 333-234666), as amended, initially filed with the Commission on November 13, 2019)

4.3

Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1 (File No. 333-234666), as amended, initially filed with the Commission on November 13, 2019)

4.4

Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder (incorporated herein by reference to Exhibit (a) to the registration statement on Form F-6 (File No. 333-235321), as amended, initially filed with the Commission on December 2, 2019)

4.5	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.4 to this registration statement)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the Ordinary Shares being registered

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1 to this registration statement)

24.1*	Power of Attorney (included on the signature page of this registration statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, China on the 24th day of August, 2020.

OneConnect Financial Technology Co., Ltd.

By:	/s/ Wei Jye Jacky Lo
Name:	Wei Jye Jacky Lo
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Wei Jye Jacky Lo as his or her attorney in fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Wangchun Ye	Chief Executive Officer, Director	August 24, 2020
Wangchun Ye	(Principal Executive Officer)

/S/ Rong Chen	Director	August 24, 2020
Rong Chen

/S/ Sin Yin Tan	Director	August 24, 2020
Sin Yin Tan

/S/ Rui Li	Director	August 24, 2020
Rui Li

/S/ Wenwei Dou	Director	August 24, 2020
Wenwei Dou

/S/ Min Zhu	Director	August 24, 2020
Min Zhu

/S/ Qi Liang	Director	August 24, 2020
Qi Liang

/S/ Yaolin Zhang	Director	August 24, 2020
Yaolin Zhang

/S/ Tianruo Pu	Director	August 24, 2020
Tianruo Pu

/s/ Wei Jye Jacky Lo	Chief Financial Officer	August 24, 2020
Wei Jye Jacky Lo	(Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of OneConnect Financial Technology Co., Ltd., has signed this registration statement or amendment in New York, United States on August 24, 2020.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President